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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   HEI, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applied:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
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                                                                    NEWS RELEASE
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      [LOGO]
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P.O. Box 5000
Victoria, Minnesota 55386
(612) 443-2500
www.hell.com
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CONTACT: Eugene W. Courtney, CEO                           FOR IMMEDIATE RELEASE

                   HEI CALLS SPECIAL MEETING OF SHAREHOLDERS;
                DIRECTORS STATE OPPOSITION TO OUTSIDE PROPOSALS

    MINNEAPOLIS, Minnesota (May 28, 1998)--The Board of Directors of HEI, INC. today announced that it has called a Special Meeting of Shareholders to be held at 10:00 a.m., August 4, 1998 at the University of Minnesota Landscape Arboretum in Carver County. Holders of record of the Company's Common Stock at the close of business on June 9, 1998, will be entitled to vote at the meeting. The purpose of the meeting is to vote on the recent proposals of Fant Industries Inc., a corporation formed by Anthony J. Fant of Birmingham, Alabama, to remove the independent directors of the Company, replacing them with nominees of Fant Industries, and to amend the Company's Bylaws to remove the protections provided to disinterested shareholders by the Minnesota Control Share Acquisition Statute.

    The HEI Board also announced that it has recommended that shareholders vote against both proposals and not return any green proxy cards solicited by Fant Industries. "We believe that these issues involve the future of all the shareholders' investments in the Company," Eugene W. Courtney, CEO of HEI said. "As we have previously communicated to our shareholders, we believe it is important that the meeting be scheduled under a timetable that allows for full, fair and adequate discussion. We will be providing the shareholders with a detailed proxy statement."

    In the meantime, the Board urges shareholders not to return any green proxy cards. "It is important that shareholders be given the opportunity to consider all relevant information, including the experience, independence and track record of the current management as compared to the nominees of Fant Industries," Mr. Courtney said. "We are also very concerned about the tactics Mr. Fant has chosen to employ in his efforts to seize control of the Company without paying a control premium for all of the Company's shares. The Board believes that the shareholders' interests are best served by an independent Board, not by the nominees of Mr. Fant who do not have relevant industry experience."

    The Board also took action to extend the expiration date for the Company's Share Rights Plan to August 10, 1998. "We believe that this action provides important protections to our shareholders during this period of uncertainty regarding the control and future of the Company," stated Courtney.

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    HEI IS A MINNESOTA-BASED COMPANY SPECIALIZING IN THE DESIGN AND MANUFACTURE
OF ULTRAMINIATURE MICROELECTRONIC DEVICES AND HIGH TECHNOLOGY PRODUCTS INCORPORATING THOSE DEVICES. THE COMPANY'S STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL HEII.
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                            PARTICIPANT INFORMATION

    The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-11(b)(2) thereto. Participants in the solicitation are HEI, directors of HEI and certain senior management. Their beneficial ownership interests in HEI Common Stock are as follows: Robert L. Brueck, Director, 32,000 shares, including 30,000 shares subject to options exercisable within 60 days; Eugene W. Courtney, Chief Executive Officer and Director, 160,547 shares, including 75,000 shares subject to options exercisable within 60 days; William R. Franta, Director, 45,211 shares, including 40,000 shares subject to options exercisable within 60 days; Jerald H. Mortenson, Vice President of Finance and
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Administration, 99,179 shares, including 30,000 shares subject to options exercisable within 60 days; Donald R. Reynolds, President, no shares; and Frederick M. Zimmerman, Director, 30,900 shares, including 30,000 shares subject to options exercisable within 60 days.